Exhibit 99.1

Company Contacts:	Investor Relations:
Bob Marbut, Chairman & Co-CEO	Amy Glynn, CFA
Roni Chaimovski, Vice-Chairman & Co-CEO	Cameron Associates
Don Neville, CFO	Phone: (212) 554-5464
Argyle Security, Inc.	amy@cameronassoc.com
Phone: (212) 245-2700 (NY)
Phone: (210) 828-1700 (TX)
Phone: 001-972-545-212-911 (Tel Aviv)

Media Relations:
Deanne Eagle
Cameron Associates
Phone: (212) 554-5463
deanne@cameronassoc.com

ARGYLE SECURITY, INC. ANNOUNCES

FIRST QUARTER 2008 FINANCIAL RESULTS

First Quarter 2008 Adjusted Pro Forma(1) Financial Highlights vs. First Quarter 2007

•        Revenues Increased by 70% to $39.3 Million

•        Gross Profit Rose by 59% to $8.0 Million

•        EBITDA Increased by 64% to $1.8 Million

•        Diluted EPS of $0.05, Compared to $0.02

Business Highlights

•        Successfully Integrated Three Acquisitions

•       Organized into Two Reporting Segments: Argyle Corrections Group and Argyle  Commercial Security

•        In April, Secured $15 Million in Financing to Pursue Strategic Growth Initiatives

San Antonio, TX — May 15, 2008 — Argyle Security, Inc. (OTC BB:ARGL), (“Argyle”) a service and solutions provider in the physical electronic security industry, today announced financial results for the three months ended March 31, 2008.

Adjusted Pro Forma Results

For the three months ended March 31, 2008, Argyle’s pro forma revenues increased by 70%, to $39.3 million, compared to $23.2 million for the same period last year.  Pro forma revenues in Argyle Corrections Group rose by 127% to $31.8 million, driven largely by the addition of new products that enabled Argyle Corrections to capture a larger share of the rapidly growing corrections market.  Investments in the Argyle Corrections’ sales force also led to higher customer retention.  Pro forma revenues in Argyle Commercial Security declined by 18% to $7.6 million, largely due to a decline in service revenues.  However, in the first quarter of 2007, Argyle Commercial Security recognized a $1.8 million service-revenue opportunity that made year-over-year service revenue comparisons difficult.  In addition, Argyle Commercial Security is also making investments in its sales force, which is expected to drive both contract and service revenues in the commercial market.  Based on favorable market conditions and a strong pipeline, Argyle Commercial Security expects a strong second half of 2008.

Adjusted pro forma gross profit increased by 59% to $8.0 million, or 20.4% of sales, compared to $5.1 million, or 21.8% of sales, in the comparable period of 2007.  The gross margin percentage in the first quarter of 2008 was adversely impacted by the inclusion of Com-Tec’s revenues into Argyle Corrections.  As expected, Com-Tec’s first quarter revenues included a significant project that had margins well below Argyle Security’s corporate average.  As Com-Tec completes the low-margin project, margins should progressively increase. Furthermore, first quarter margins in Argyle Corrections were also adversely impacted by certain operational issues in its security electronics group; these issues were quickly identified and have been rectified.  Through improved pricing, the expected benefit from technology integration and the operational improvements, Argyle Corrections expects to significantly increase margins in 2008.

Adjusted pro forma operating expenses were $6.7 million, up 55% from $4.3 million in the first quarter of 2007.  Adjusted pro forma operating expenses included $0.6 million in non-cash compensation, the majority of which was related to grants to directors, including the two new directors elected in the first quarter of 2008.  Due to the vesting characteristics of the grants, Argyle does not anticipate a non-cash charge of this magnitude in the remaining three quarters of 2008.  Adjusted operating income in the first quarter of 2008 was $1.4 million, or 3.4% of sales, compared to $0.8 million, or 3.3% of sales, in the first quarter of 2007.    Pro forma adjusted EBITDA rose by 64% to $1.8 million in the first quarter of 2008, or 5% of adjusted pro forma revenues, compared to $1.1 million in the prior year period and the same EBITDA margin percentage of 5%.  Pro forma adjusted EBITDA included $0.6 million of non-cash compensation expense.   In the first quarter of 2008, adjusted pro forma net income was $326,000, or $0.05 per diluted share, compared to adjusted pro forma net income of $115,000, or $0.02 per diluted share, in the prior-year period.

Actual Results

Revenues and gross profit for the first quarter of 2008 were $37.6 million and $6.4 million, respectively; Argyle had no revenues or gross profit in the first quarter of 2007.  The operating loss was $(0.3) million for the three months ended March 31, 2008, compared to an operating loss of $(0.3) million in the first quarter of 2007.   Argyle’s net loss for the three months ended March 31, 2008 was $(0.7) million, or $(0.13) per share (basic and diluted), compared to net income of $52,000, or $0.01 per share (basic and diluted), in the first quarter of 2007.

Backlog

Argyle Security previously reported total Company backlog on a gross and net basis, where net backlog is defined as work that has already been contracted. As the commercial business mix changes and expands, Argyle Security believes that total Company backlog will become less relevant and less indicative of future revenues.  Therefore, beginning in 2008, Argyle Security has opted to provide only net backlog, with intercompany revenues eliminated, and only for the Argyle Corrections Group going forward.

As of March 31, 2008, net backlog for Argyle Corrections Group was $72.4 million, compared to pro forma net backlog of $69.4 million as of March 31, 2007.  The pro forma net backlog number assumes that the acquisitions of Com-Tec and PDI were completed on January 1, 2007.

Management Overview

Bob Marbut, Chairman and Co-CEO of Argyle Security, stated, “Overall, we are pleased with our performance in the first quarter of 2008.  The results were generally in line with our expectations.  In addition to delivering strong growth in revenues, gross profit, operating income and net income (all on an adjusted pro forma basis), we also successfully integrated the three acquisitions that we completed in January of this year.  All three acquisitions exceeded our expectations during the quarter.  Additionally, in April of this year, we completed a $15 million equity financing, bolstering our balance sheet and better positioning Argyle Security to execute its growth strategy.”

Sam Youngblood, President of Argyle Security USA, continued, “The 127% pro forma revenue increase in Argyle Corrections reflects the continued favorable industry trends, as well as our ability to grow our market share through the expansion of our geographic reach and product lines.  The commercial market remains equally robust, though difficult year-over-year comparisons resulted in a decrease in Argyle Commercial revenues during the quarter.  We expect the difficult comparison to flip in the second half of the year, as our expectations are for more aggressive growth in the second half of 2008.

“Though our adjusted EBITDA margins in the quarter were below the 9 - 10% range we had forecasted for the year, we continue to have a high level of confidence in our ability to deliver on our 2008 plan.  First, the robust pipeline we see in both the corrections and commercial segments enables Argyle USA both to improve our pricing and to turn down low-margin projects.  We also had some operational issues in our securities electronics group (part of Argyle Corrections) this quarter that adversely impacted our gross margin.  After identifying the issues, we made some immediate changes to our management team and infrastructure, which not only rectified the problems, but also better positioned Argyle Corrections for long-term profitable growth.  Last, while we successfully integrated three acquisitions during the quarter, we have not fully realized the cost savings of the lower-cost technology afforded to us through the acquisitions.  We believe the benefit of integrating our lower cost technologies across the entire organization will be fully reflected in our margins in the third and fourth quarters” concluded Mr. Youngblood.

Ron Chaimovski, Vice-Chairman and Co-CEO of Argyle Security, added, “Though we continue to deliver strong organic growth for our shareholders, relevant acquisitions remain an integral part of our growth strategy.  With the key entities in place to support our growth initiatives at

Argyle Corrections Group, we are now primarily looking to build out the Argyle Commercial Security platform.  As on the corrections side, we are looking for acquisitions that expand our geographic or market reach, lower our cost structure and/or improve our overall competitive position.  We continue to see a significant opportunity to grow the commercial business through key new vertical markets, such as education, ports and power plants.”

Argyle Reiterates Guidance for 2008

Argyle continues to expect full-year 2008 pro forma revenues to be in the range of $128 to $142 million and pro forma adjusted EBITDA margins to be in the range of 9 to 10%.

Conference Call Information

Argyle Security will host an investor conference call at 10:00 a.m. ET, today, May 15, 2008 to discuss its results.  Interested parties should call 866-356-4441 (domestic) or 617-597-5396 (international) at least five minutes before the scheduled start time; the passcode is 28417697. This call may also be accessed via the Internet at:

www.argylesecurity.com

For those who are unavailable to listen to the live broadcast, a replay will be available through May 27, 2008 and can be accessed by dialing 888-286-8010 (domestic), and 617-801-6888 (international). The pass code is 40443542.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted Pro Forma Results(1)

Since Argyle Security acquired ISI Security Group (which is now a part of Argyle Security USA) in July 2007 and FireQuest, Peterson and Com-Tec in January 2008, the Company does not believe a comparison of the results of operations and cash flows for the three months ended March 31, 2008 versus March 31, 2007 is beneficial to stockholders. In order to assist investors in better understanding the changes in its business between the three months ended March 31, 2007 and March 31, 2008, Argyle Security has provided adjusted pro forma results as if the acquisitions occurred on January 1, 2008 and January 1, 2007, respectively.  Argyle Security derived the adjusted pro forma results of operations from (i) the unaudited consolidated financial statements of Com-Tec for the one month ended January 31, 2008 and the three months ended March 31, 2007, (ii) the unaudited financial statements of Peterson for the three months ended March 31, 2007, (iii) the unaudited financial statements of Fire Quest for the three months ended March 31, 2007 and (iv) the unaudited consolidated financial statements of the Company for the three months ended March 31, 2008 and 2007.

Adjusted pro forma net income is an alternative view of performance used by management and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report adjusted pro forma net income in order to present the results of our major operations - the construction, installation, marketing, and sale of various electronic security systems for commercial accounts and detention hardware (including security doors and frames, jail furniture, security glazing, and other security-based systems) and electronic control systems for correctional facilities - prior to considering certain income statement elements, principally amortization of intangible assets. We have defined adjusted pro forma net income as net income before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items including one-time expenses associated with stock appreciation rights. The adjusted pro forma net income measure is not, and should not be viewed as, a substitute for U.S. GAAP net income.

EBITDA (earnings before interest, taxes, depreciation and amortization) is used by management as a performance measure for benchmarking against the Company’s peers and competitors. The Company believes EBITDA is useful to investors, because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the security industry. EBITDA is not a recognized term under GAAP.  Argyle and ISI compute EBITDA using the same consistent method from quarter to quarter.  Following the attached financial statements is a reconciliation of EBITDA to net loss.

The presentation of Adjusted Pro Forma Results and EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Argyle Security, Inc.

Formed in 2005 and headquartered in San Antonio, TX, Argyle Security’s goal is to become a leading global provider of services and solutions in the physical electronic security industry through an integrated buildup strategy.  Argyle’s channel focus is Video Surveillance, Access Control, Perimeter Protection, Intrusion Protection, Fire Detection and Threat Analysis, serving selected commercial, governmental and residential markets.

In July 2007, Argyle acquired ISI Security Group.  In February 2008, Argyle formed Argyle Security USA, which encompasses the former ISI Security Group’s operations in both the corrections and commercial sectors, plus the PDI, Com-Tec and FireQuest acquisitions.  Argyle Security, Inc. currently has two reporting segments: Argyle Corrections Group and Argyle Commercial Security.

Argyle Corrections is the controlling entity for ISI, PDI, Com-Tec and MCS.  Argyle Corrections Group is one of the nation’s largest providers of detention equipment products and service solutions, as well as turnkey, electronic security systems.  These systems include unique engineering competencies and proprietary software products.  Argyle Commercial Security focuses on the commercial security sector and provides turnkey, electronic security systems to the commercial market.  Currently, MCS-Commercial Fire & Security is the only member in the Argyle Commercial Security group.

Please visit http://www.argylesecurity.com/ or http://www.argylesecurityusa.com/   for additional information on Argyle Security and Argyle Security USA.

Financial Statements to Follow

Argyle Security, Inc

Adjusted Pro Forma Consolidated Statements of Operations

(unaudited - in thousands, except share data)

	Three Months Ended
	March 31,	March 31,
	2008	2007
Revenues:
Contract revenues	$26,906	$11,806
Contract revenues - related party	6,943	5,801
Service and other revenues	5,466	5,566
Total revenues	39,315	23,173
Cost of revenues:
Contract costs	27,040	13,813
Service and other costs, excluding amortization of intangibles	4,270	4,332
Total cost of revenues	31,310	18,145
Gross profit	8,005	5,028
Operating expenses:
Salaries and related expense, including stock-based compensation	3,577	2,489
Consulting fees and outside services	948	295
Depreciation	462	302
Other general and administrative expenses	1,668	1,165
Amortization of intangible assets	—	—
Total operating expenses	6,655	4,251
Operating income	1,350	777
Other income (expense):
Interest income	26	59
Interest expense	(844)	(754)
Total other income (expense)	(818)	(695)
Income before provision for income taxes	532	82
Provision (benefit) for income taxes	207	(33)
Net income (loss)	$325	$115

EBITDA Calculation:
Interst, net	$818	$695
Depreciation	462	352
Taxes, net	207	(33)
EBITDA	$1,812	$1,129

Weighted-average number of shares outstanding:
Basic	5,749,342	5,749,342
Diluted	6,707,072	6,751,123
Net income per share:
Basic	$0.06	$0.02
Diluted	$0.05	$0.02

Argyle Security, Inc

Consolidated Statements of Operations

(unaudited - in thousands, except share data)

			Predecessor (AUSA)
	Three Months Ended		Three Months Ended
	March 31,	March , 31	March 31,
	2008	2007	2007
Revenues:
Contract revenues	$25,188	$—	$9,341
Contract revenues - related party	6,943	—	5,801
Service and other revenues	5,466	—	3,710
Total revenues	37,597	—	18,852
Cost of revenues:
Contract costs	25,670	—	12,056
Service and other costs, including $1,252 of amortization of intangibles	5,523	—	3,041
Total cost of revenues	31,193	—	15,097
Gross profit	6,404	—	3,755
Operating expenses:
Salaries and related expenses, including stock-based compensation	3,369	—	1,462
Consulting fees and outside services	945	165	92
Depreciation	459	1	241
Other general and administrative expenses	1,588	125	760
Amortization of intangible assets	421	—	87
Total operating expenses	6,782	291	2,642
Operating income (loss)	(378)	(291)	1,113
Other income (expense):
Interest income	26	385	4
Interest expense	(799)	(15)	(897)
Total other income (expense)	(773)	370	(893)
Income (loss) before provision for income taxes	(1,151)	79	220
Provision for income taxes	(417)	27	97
Net income (loss)	(734)	52	123
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	—	50
Net income (loss) allocable to holders of non-redeemable common stock	$(734)	$2

Weighted-average number of shares of common stock outstanding:
Basic	5,749,342	4,781,307
Diluted	5,749,342	4,781,307
Net income (loss) per share:
Basic	$(0.13)	$0.01
Diluted	$(0.13)	$0.01
Weighted-average number of shares of common stock outstanding exclusive of shares subject to possible redemption:
Basic	5,749,342	4,016,680
Diluted	5,749,342	4,016,680
Net income (loss) per share exclusive of common stock and related deferred interest subject to possible redemption:
Basic	$(0.13)	$0.00
Diluted	$(0.13)	$0.00

Argyle Security, Inc

Reconciliation of GAAP Net Income to Pro Forma Net Loss to Adjusted Pro Forma Net Income to Proforma EBITDA

	Three Months Ended
	March 31,	March 31,
	2008	2007
GAAP net income (loss)	$(734)	$52
Pro forma adjustments - addbacks (reductions)
Argyle salary expense (increase) for management team in 2007	—	(222)
Non-cash compensation expense (increase) for 2007	—	(142)
Depreciation expense (increase) on revalued assets in 2007	—	(78)
Amortization of intangible expense (increase) in cost of goods sold for 2008 and 2007	(37)	(1,289)
Amortization of intangible expense (increase) in operating expenses for 2007 and 2006	(21)	(354)
Reduction in rent expense	5	17
Interest income increase / (reduction) for 2008 and 2007	—	(324)
Interest expense (increase) / reduction for 2008 and 2007	(39)	247
Income / (loss) from predecessor - Argyle Security USA for Q1 2007		123
Income / (loss) from predecessor - Firequest for Q1 2007	—	80
Income / (loss) from predecessor - PDI for Q1 2007	—	156
Income / (loss) from predecessor - Com-Tec for January 2008 and Q1 2007	44	(38)
Benefit for income taxes on pro forma adjustments for 2008 and 2007	34	815
Pro forma net loss	$(748)	$(957)
Amortization of intangible expense in cost of goods sold for 2008 and 2007	1,289	1,289
Amortization of intangible expense in operating expenses for 2008 and 2007	442	442
Increase / (benefit) for income taxes on pro forma adjustments for 2008 and 2007	(658)	(659)
Adjusted pro forma net income	$325	$115
Interest, net	818	695
Depreciation expense	462	352
Taxes, net	207	(33)
Pro forma EBITDA	$1,812	$1,129